Exhibit 10.12

SAVVIS MASTER SERVICES AGREEMENT

[NO DIGITAL CONTENT SERVICES MAY BE ORDERED UNDER THIS AGREEMENT]

THIS MATTER SERVICES AGREEMENT (this “Agreement” or “MSA”) is by and between SAVVIS Communications Corporation (“SAVVIS”) and Elite Mae Inc. (“Customer”) and is entered into as of this 15 day of Dec, 2006 (“Effective Date”). The undersigned parties have read and agree to the terms set forth in this Agreement, including any applicable Service Schedules attached hereto or as may be added hereto in the future. Capitalized terms on this signature page and in this Agreement are defined where they appear or in the “Definitions” section.

SAVVIS COMMUNICATIONS CORPORATION		CUSTOMER: ELLIE Mae, Inc

By:	/s/ JAMES MORI	By:	/s/ Limin Hu
Name:	JAMES MORI	Name:	Limin Hu
Title:	EVP, General Manager of the Americas	Title:	EVP & CTO
Date:	12/28/09	Date:	12/15/2006

SERVICES ORDERED UNDER THIS AGREEMENT

As of the Effective Date, SAVVIS will provide, and Customer will purchase, under the terms of this Agreement, the Services checked below and described in the applicable Service Schedules and SAVVIS Service Guides. This Agreement may be updated by the parties in the future to include additional Services, and this Agreement will govern all such subsequently added Services.

	Digital Content Services (Cannot be ordered under this MSA)	☐	Financial Market Services	☐	Hosting/Colocation Services
☐	Network Services	☐	Professional Services	☐	Security Services

NOTICES

All legal notices required to be given hereunder shall be in writing and shall be deemed given if sent to the addresses specified below: (a) by either registered or certified United States mail, return requested postage prepaid three days after such mailing; or (b) national overnight courier service and addressed to the persons set forth, herein, the next business day. All other notices, including notices of non-payment, may also be sent via facsimile or email, and will be deemed given on the day delivery is electronically confirmed. For any required AUP notice, notice under the Section 4 will be given via email to DCO@elliemae.com.

TO SAVVIS:

General notices:	With a copy to:	For all disconnection, upgrades or termination notices:
SAVVIS Communications Corporation 12851 Worldgate Drive Hemdon, Virginia, USA 20170 Attn: Legal Department	SAVVIS Communications Corporation 1 SAVVIS Parkway Town & Country, MO, USA 63017 Attn: Vice President of Billing	SAVVIS Communications Corporation 12851 Worldgate Drive Herndon, Virginia, USA 20170 Attn: Client Solutions

To Customer:		With copy to:
Name:	Ellie Mae, Inc.	Ellie Mae, Inc.
Address:	4140 Dublin Blvd. #300	4140 Dublin Blvd. #300
City/State/Zip:	Dublin,CA 94568	Dublin, CA 94568
Fax No.:	925-227-9030
Email:	jim.li@elliemae.com	Legal Department
Attn:	Jim Li

SAVVIS MASTER SERVICE AGREEMENT

1.        Services.    This MSA forms part of the “Agreement” between SAVVIS and Customer, which includes this MSA plus any Service Schedules, and SAVVIS Service Guides (“SSGs”), Service Orders, and any other documents that are expressly incorporated herein. SAVVIS and/or its affiliates and/or subcontractor will provide that Services in accordance with this Agreement. Unless otherwise set forth in the Agreement, the appointment of an Affiliate of SAVVIS and/or subcontractor of SAVVIS to perform the Service(s) shall not relieve SAVVIS of its obligations under the Agreement. The description, Service term, charges, and other terms applicable to the Service are set forth in the applicable Service Schedule, SSG and/or Service Orders. The Services may also be subject to a service level agreement (“SLA”) as attached to be applicable Service Schedule. SAVVIS may accept or reject any Service Order and will not be bound by any such Service Order until it is accepted by SAVVIS. SAVVIS will not be bound by any Customer issued purchase order forms. Customer may order additional Services by executing the applicable Service Order, and, if necessary, a Service Schedule. Any requests for non-standard services beyond those described in the applicable Service Schedule, SSG or Service Order will be provided on an individual case basis and at an additional cost to Customer. All rates and description for such additional services will be agreed to in writing by both parties. SAVVIS will not change the SLAs or rates it charges for Customer’s existing Service during its initial term as specified in the accepted Service Order. SAVVIS may change SLAs or rates during a Service’s renewal term by notifying Customer at least sixty (60) days prior to the effective date of such SLA or rate change.

2.        Term.    The term of the Agreement will commence on the Effective Date and will continue until the expiration of the last Service term, unless earlier terminated accordance with this Agreement (“Term”).

3.        Payment.    All payments are due in full within thirty (30) days after date of the invoice (“Due Date”). In addition to the Service charges and fees. Customer shall also be responsible for all Taxes assessed in connection with the Services, except to the extent Customer is exempt from such Taxes, and Customer can produce for SAVVIS a tax exemption certificate in form acceptable to SAVVIS and any applicable third party charges (e.g., installation, local access charges, utilities, etc.), including any increase thereto. Notwithstanding the foregoing, to dispute a charge on an invoice, Customer must identity the specific charge in dispute and provide a written explanation of the basis for the dispute within thirty (30) days of the date of invoice. Customer may withhold payment of a charge subject to good faith dispute provided (i) Customer submits the billing dispute within thirty (30) days of the date of Invoice (ii) Customer pays the undisputed portion of all charges, and (iii) Customer cooperates reasonably with SAVVIS efforts to investigate and resolve the dispute. If SAVVIS determines that a disputed charge is in error, SAVVIS shall issued credit or reverse the amount incorrectly billed. If SAVVIS reasonably determines that a disputed charge was billed correctly, payment shall be due from the Customer five (5) days after written notice of such determination. Any undisputed amount not received by the Due Date will be considered past due and SAVVIS may assess interest at the lesser of 1 ½% per month or the highest rate permitted by applicable law. Billing for each Service shall commence on the “Billing Commencement Date,” as defined in the applicable Service Schedule. If SAVVIS is unable to deliver the Services due to any delay or other reason, caused by the Customer, its End Users or agents, and SAVVIS and Customer do not mutually agree in writing on a revised date for delivery of the Services, SAVVIS may commence billing when SAVVIS would have been ready to deliver such Services, as determined by SAVVIS in its reasonable discretion, but for such delay. SAVVIS may, at any time during the Term, require a deposit or other acceptable form of security if SAVVIS reasonably deems itself insecure with respect to Customer’s ability to pay.

4.        Acceptable Use.

(A)        The use of SAVVIS’ network and the Security by Customer and its End Users will comply with the AUP, which is incorporated herein by reference. For the avoidance of doubt, Customer shall be responsible for any breach of the AUP by itself and/or its End Users. Subject to Subsection E below, SAVVIS may make reasonable changes to the AUP at any time and such change will be effective upon posting to SAVVIS’ website and written notice to Customer.

(B)        In addition to any other remedies available at law or in equity, SAVVIS may immediately and with or without notice suspend or block access to the Service(s) in violation of the AUP and/or this Section 4, and/or Customer’s access to the internet Data Center(s), and/or terminate the Agreement, if in SAVVIS’ reasonable discretion, Customers or its End Users cause an AUP violation that is unlawful or is likely to cause imminent and material interference with or material risk of harm, loss or damage to SAVVIS or its customers, including any harm to SAVVIS’ or network or business. In the event SAVVIS terminates all or a portion of the Service(s) pursuant to this Section 4, then Customer shall pay the amounts set forth in Section 5 for any terminated Service(s).

(C)        In all other cases that SAVVIS reasonably determines do not fall under subsection B above, in addition to any other remedies available at law or in equity, SAVVIS may upon notice and with reasonable opportunity to cure of not more than three (3) business days unless prohibited by law or regulation, suspend or block access to the Service(s) in violation of the AUP, restrict Customer’s access to the Internet Data Center(s) and/or terminate the Agreement, if there is a breach of the AUP. Notwithstanding anything to the contrary, no opportunity to cure will be given for illegal activity; fraudulent activity; incidences where the breach is not curable; or incidences where there is a material breach of the AUP which occurs more than twice in a twelve (12) month period. In the event SAVVIS terminates all or portion of the
Service(s) pursuant to this Section 4, then Customer shall pay the amounts set forth in Section 5 for any terminated Service(s).

SAVVIS MASTER SERVICES AGREEMENT

(D)          In the event that SAVVIS suspends a Service(s) under this Section 4, SAVVIS will attempt to suspend the Services in the least restrictive manner as SAVVIS deems reasonably to be appropriate under the circumstance.

(E)        If SAVVIS modifies its AUP, except as required by law or regulation, or industry standard (“AUP Change”), and the Service is materially and adversely affected by the AUP Change. Customer may, within fifteen (15) business days of the date SAVVIS notifies Customer in writing of the AUP Change (“Customer AUP Change Notice Period”), send written notice to SAVVIS indicating the Service affected and including details sufficient to demonstrate the adverse material effect on Customer (“Customer AUP Change Notice”). SAVVIS will, within fifteen (15) business days of receipt of the Customer AUP Change Notice, review the notice and notify Customer in writing whether SAVVIS agrees or disagrees with Customer’s assertion. If SAVVIS agrees that the AUP Change materially and adversely affects the Service, SAVVIS may agree to waive the applicability of the AUP Change to Customer, provided that any such waiver shall be not be made by SAVVIS until the parties execute amendment to the Agreement setting forth the terms of the waiver. If SAVVIS does not agree to the waiver, Customer may thereafter accept such AUP Change or, no later than two (2) business days from the date SAVVIS’ written response, terminate the Services directly affected by the AUP Change by written notice to SAVVIS, and Customer shall be liable for: (a) Service usage charges accrued but unpaid as of the termination date: (b) any third party provider charges and any actual out-of-pocket expenses incurred by SAVVIS (e.g, cancellation charges or term software license fees) that cannot be reasonably mitigated by SAVVIS; and (c) an early termination charge equal to twenty-five percent (25%) of the then-current MRCs for terminated Services multiplied by the number of months remaining in the Service Term. Termination shall be effective thirty (30) days from the date of Customer’s notice of termination. If SAVVIS does not receive a Customer AUP Change Notice within the AUP Change Notice Period, or if SAVVIS does not receive a notice of termination within the applicable time period, the AUP Change shall be deemed accepted by Customer.

(F)        Customer shall not be relieved of its payment obligations hereunder during any period of Service suspension related to Section 4. Any notice required under this Section 4 will be given via email to DCO@ellemae.com.

5.          Termination and Transition of Services. Customer may terminate this Agreement upon thirty (30) days notice in the event of a material breach of this Agreement by SAVVIS, if such breach is not cured within that period, and Customer will receive as a refund any prorated prepaid fees for Services not rendered by SAVVIS as a result of termination. Customer may terminate this Agreement without early termination charges upon notice if SAVVIS becomes or is declared insolvent or bankrupt or is subject to any voluntary or involuntary petition related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; provided that, if such petition is involuntary it is not withdrawn or dismissed. SAVVIS may suspended Service or terminate this Agreement (a) upon notice if Customer becomes or is declared insolvent or bankrupt or is subject to any voluntary or involuntary petition related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; provided that, if such position is involuntary, it is not withdrawn or dismissed; (b) subject to Section 3 regarding payment disputes, upon five (5) business days notice in the event of any payment default, if such default is not cured within that period; (c) upon written notice in the event of any AUP violation, subject to the cure periods of Section 4, if any; or (d) upon thirty (30) days notice in the event of any other material breach of this Agreement by Customer, if such breach is not cured within that period (unless a different notice period expressly set forth in the Agreement applies). If Customer terminated an ordered Service prior to the delivery of such Service, Customer will be liable for any applicable pre- delivery cancellation fee as set forth in the Service Schedule. If, after the delivery of Service but prior to the conclusion of the applicable Service term, the Service or this Agreement is terminated either by SAVVIS for cause or by the Customer for any reason other than cause, then Customer shall be liable for: (a) an early termination charge equal to fifty percent (50%) of the then-current monthly recurring charges (“MRCs”) for Services multiplied by the number of months remaining in the Service term; (b) Service usage charges accrued but unpaid as of the termination date; and (c) any actual third party provider charges and any out-of-pocket expenses incurred by SAVVIS (e.g, cancellation charges or annual software license fees) that cannot be reasonably mitigated by SAVVIS. Unless otherwise provide herein, termination or suspension of a Service Schedule shall not affect the rights and obligations of the parties under any other Service Schedule not terminated.

            Unless SAVVIS terminates the Agreement for Customer’s material breach as set forth in this Section 5, or SAVVIS otherwise exercises its right of termination under the Agreement for which SAVVIS using commercially reasonable efforts cannot provide Services during the Transition Period, Customer will have the right to continue using some or all of the Services provided on the date of termination, pursuant to the terms of the Agreement, then in effect for a period not to exceed ninety (90) days (the “Transition Period”) to enable Customer to procure substitute services, provided that, Customer continues to pay SAVVIS any applicable Service fees. During this Transition Period, Customer will provide SAVVIS at least 30 days prior written notice of any Services it opts to terminate. After the completion of such Transition Period, each party shall return to the other within ten (10) days, the other party’s Confidential Information.

6.        Disclaimer of Warranties. EXCEPT FOR THE WARRANTY IMMEDIATELY BELOW, THE SERVICES AND RELATED EQUIPMENT, SOFTWARE AND/OR OTHER MATERIALS PROVIDED BY SAVVIS AND USED IN CONNECTION WITH THE SERVICE, IF ANY, ARE PROVIDED WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING THE COMPATIBILITY OF SOFTWARE OR EQUIPMENT OR ANY RESULTS TO BE ACHIEVED THEREFROM. THESE DISCLAIMERS SHALL NOT LIMIT CUSTOMER’S ABILITY TO SEEK ANY AVAILABLE REMEDIES PROVIDED FOR IN ANY APPLICABLE SLA.

SAVVIS MASTER SERVICES AGREEMENT

Each party represents and warrants it has the full power, capacity and authority to enter into this Agreement.

7.        Limitation on Liability. WITHOUT LIMITING ANY INDEMNIFICATION OBLIGATIONS HEREUNDER NEITHER PARTY, NOR ITS AFFILIATES CONTRACTORS, SUPPLIERS OR AGENTS, SHALL BE LIABLE FOR ANY INDIRECT, ANY LOST OR IMPUTED PROFITS OR REVENUES, LOST DATA, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING AND TRANSITIONING TO SUBSTITUTE SERVICES, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, EXCEPT FOR SAVVIS INTELLECTUAL PROPERTY INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 8, THE TOTAL AGGREGATE LIABILITY AND OBLIGATIONS OF SAVVIS, ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID BY CUSTOMER TO SAVVIS FOR THE AFFECTED SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES. EXCEPT FOR CUSTOMER’S INDEMNIFICATION OBLIGATIONS; A BREACH BY CUSTOMER AND/OR END USERS OF SECTION 4 AND/OR THE AUP: AND CUSTOMER’S PAYMENT OBLIGATIONS; AND LOSSES AND DAMAGES CAUSED BY THE ACTS OR OMISSIONS OF CUSTOMER, ITS CONTRACTORS AND/OR END USERS FOR DAMAGE TO THE SAVVIS DATA CENTER, THE BUILDING OR PREMISES, AND/OR THE NETWORK, INCLUDING ANY EQUIPMENT, FIXTURES AND SOFTWARE, THE TOTAL AGGREGATE LIABILITY AND OBLIGATIONS OF CUSTOMER ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID BY CUSTOMER FOR THE APPLICABLE SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES.

8.        Indemnification. Subject to Section 7, above, Customer shall indemnify, defend and hold SAVVIS and its Affiliates harmless from any and all third party claims losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, or liabilities (“Damages”) arising from or related to Customer’s and/or its End Users use, sale or modification of the Service, including, without limitation, any violation of Section 4 (Acceptable Use), excepted and to extent the Damages result from SAVVIS’ negligent acts or omissions.

For Colocation Services Only (Space and Power): Subject to Section 7 above, SAVVIS shall indemnify, defend and hold Customer and its Affiliates harmless from any and all third party claims, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, or liabilities arising from or related to allegations that any SAVVIS owned or licensed technology provided to Customer pursuant to a Service Order and used in conjunction with the Service(s) infringes a US patent, copyright, or trademark (“Infringement Claim”). If the SAVVIS owned or licensed technology has become (or in SAVVIS’ reasonable judgment is likely to become) the subject of an Infringement Claim: SAVVIS shall, at its option and expense, (a) procure for Customer the right to make continued use thereof, or (b) replace or modify the SAVVIS owned or licensed technology with substantially similar technology, or (c) if (a) and (b) above are not commercially reasonable, then SAVVIS may terminate the Agreement and/or Customer’s use of the Services or a part thereof, including the SAVVIS owned or licensed technology, without further liability; provided that SAVVIS shall provide Customer with a refund for any Services prepaid by Customer which Service was not provide by SAVVIS as a result of a termination under this Section 8. SAVVIS shall have no liability if the alleged infringement is based on (1) combination with non-SAVVIS products or services, provided that the SAVVIS owned or licensed technology would not have caused the claim if used without such combination, (2) use for a purpose or in a manner for which the SAVVIS owned or licensed technology were not designed, (3) use of any older version of the SAVVIS owned or licensed technology when use of a newer SAVVIS revision would have avoided the infringement (provided the Customer was made aware of the availability of and provided the newer version of the SAVVIS owned or licensed technology at no additional fee to Customer), (4) any modification not made with SAVVIS’ written approval, (5) any modifications made by SAVVIS pursuant to Customers’ specific instructions, but only if the claim is caused by such instructions, or (6) any intellectual property right owned or licensed by Customer.

For All Others Services Except Co-location Services and Digital Content Services: Subject to Section 7 above, SAVVIS shall defend and settle any third party claim against Customer alleging that any SAVVIS owned technology provided to Customer pursuant to a Service Order and used in conjunction with the Services(s) infringes a US patent, copyright, or trademark – (“Infringement Claim”) and will indemnify Customer in the amount of any final judgment or settlement of such Infringement Claim. If the SAVVIS owned technology has become (or in SAVVIS’ reasonable judgment is likely to become) the subject of an Infringement Claim: SAVVIS shall, at its option and expense, (a) procure for Customer the right to make continued use thereof, or (b) replace or modify the SAVVIS owned technology with substantially similar technology, or (c) if (a) and (b) above are not commercially reasonable, then SAVVIS may terminate the Agreement and/or Customer’s use of the Services or a part thereof, including the SAVVIS owned technology, without further liability; provided that SAVVIS shall provide Customer with a refund for any Services prepaid by Customer which Service was not provided by SAVVIS as a result of a termination under this Section 8. SAVVIS shall have no liability if the alleged infringement is based on (1) combination with non-SAVVIS products or services, provided that the SAVVIS owned or licensed technology would not have caused the claim if used without such combination, (2) use for a purpose or in a manner for which the SAVVIS owned technology were not designed, (3) use of any older version of the SAVVIS owned technology when use of a newer SAVVIS revision would have avoided the infringement (provided the Customer was made aware of the availability of and provided the newer version of

SAVVIS MASTER SERVICES AGREEMENT

the SAVVIS owned technology at no additional fee to Customer), (4) any modification not made with SAVVIS’ written approval, (5) any modifications made by SAVVIS pursuant to Customer’s specific instructions, but only if the claim is caused by such instructions, or (6) any intellectual property right owned or licensed by Customer.

Each party’s obligation to indemnify is contingent upon (i) the indemnified party promptly notifying indemnifying party of any such suit, claim, action or proceeding, (ii) the indemnifying party’s right to control the defense and all negotiations for its settlement or compromise, provided however, that indemnifying party may not settle any claim without the indemnified party’s consent if such settlement imposes any liability or obligation on the indemnified party, and (iii) the reasonable cooperation of the indemnified party in the conduct of such defense and negotiations. To the extent the indemnified party fails to fulfill its obligations under this paragraph, the indemnifying party shall be excused of its obligation to indemnify to the extent such failure prejudices the indemnification obligation.

9.        Confidentiality. Neither party shall, without the prior written consent of the other party, disclose (except as expressly permitted by, or required to achieve the purposes of, this Agreement) the Confidential Information of the other party. Each party shall take all reasonable precautions to protect Confidential Information directly disclosed to it by the other party, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information, but in no event less than reasonable care. Notwithstanding the foregoing, a party may disclose Confidential Information to the extent required: (i) to any consultants, contractors, and counsels who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement with the disclosing party, or (ii) by operation of law, or by a court or governmental agency, or if necessary in any proceeding to establish rights or obligations under this Agreement; provided, the disclosing party shall, unless legally prohibited, provide the non-disclosing party with reasonable prior written notice sufficient to permit the non-disclosing party an opportunity to contest such disclosure. If a party commits, or threatens to commit, a breach of this Section, the other party shall have the right to seek injunctive relief from a court of competent jurisdiction.

10.      Publicity. Neither party shall issue any press release or public announcement incorporating, or use, in advertising or publicity or in any other way the name, trademarks, or other proprietary identifying symbol of the other party or its Affiliates, without the prior written consent of the other party. Notwithstanding the foregoing, with the prior approval of Customer which approval shall not be unreasonably withheld, delayed, or conditioned, SAVVIS may publicly refer to Customer as a customer of SAVVIS as part of its marketing activities (e.g., sample client list). Any other public reference to Customer by SAVVIS shall require the express written consent of Customer.

11.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles for resolving conflicts of law. The parties agree that any actions arising under this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York. Each party agrees to submit itself to the jurisdiction and venue of such courts for purposes of any such action. The parties expressly waive their right to have their claims or defenses heard by a jury.

12.      Assignment. Either party may assign this Agreement, in whole or in part, without the other party’s prior written consent: (i) to the surviving entity in the event of a merger or consolidation; (ii) to the purchaser of all or substantially all of the party’s assets; or (iii) to an Affiliate; provided, however, that any assignee of Customer must have the same level of financial standing and creditworthiness as Customer as determined by SAVVIS in its reasonable discretion. Each party shall provide the other party with prompt written notice of any such permitted assignment as soon as the news of such assignment is made publicly available. Any other assignment shall require the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

13.      Force Majeure. Except for the obligation to make payments for Service(s) rendered by SAVVIS, subject to the dispute procedures outlined in Section 3, neither party will be liable for any failure or delay in its performance under this Agreement due to a Force Majeure Event. If a Force Majeure Event suspends the provision of Service hereunder for a period of thirty (30) days, either party may terminate the affected Service in accordance with this Agreement by providing thirty (30) days written notice to the other party without any liability other than payment by Customer for service fees for services provided up to the effective date of termination.

14.      Monitoring. SAVVIS will not monitor Customer Data or use of the Service unless such examination is required in order to respond to an alleged AUP violation or pursuant to any legal process or statutory requirement. The parties acknowledge that SAVVIS exercises no control whatsoever over, and has no responsibility for, any content or data transmitted or maintained using the Services, nor for the information or material accessible upon, or actions taken on, the Internet or SAVVIS’ network, and SAVVIS expressly disclaims any liability arising therefrom.

15.      Insurance. Each party shall carry and maintain during the Term, at its own cost and expense, commercial general liability insurance in an amount not less than $1 million per occurrence with a $2 million aggregate covering claims for bodily injury, death, personal injury or property damage. The liability insurance limits required herein may be obtained through any

SAVVIS MASTER SERVICES AGREEMENT

combination of primary and excess or umbrella liability insurance. Customer will deliver to SAVVIS certificate(s) of insurance which evidence such minimum levels of insurance upon the effectiveness of this Agreement and upon renewal of such insurance during the Term, and provide not less than thirty (30) days prior written notice of cancellation to any herein required policy. Upon request by Customer, SAVVIS will deliver to Customer certificate(s) of insurance which evidence such minimum levels of insurance. In the event that a party will have personnel and/or equipment at the other party’s facility, such Party shall cause its liability insurance provider(s) to name the other party as an additional insured as its interest may appear with respect to the Agreement.

16.      Maintenance. Customer acknowledges that the Services may be subject to routine maintenance or repair and Customer agrees to cooperate with SAVVIS in a timely manner and reasonably provide such access and assistance as necessary to affect such maintenance or repair. Routine maintenance times may be set forth in the applicable Service Level Agreement.

17.      Waiver. Except as otherwise set forth in this Agreement, including any applicable Service Level Agreement, neither party’s failure to insist upon strict performance of any provision of this Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision of this Agreement.

18.      Miscellaneous. All provisions in this Agreement, which by their nature are intended to survive expiration or termination, shall so survive. If any term of this Agreement is held unenforceable, the unenforceable term shall be construed as nearly as possible to reflect the original intent of the parties, and the remaining terms shall remain in effect. This Agreement may only be executed by an authorized officer of SAVVIS. SAVVIS reserves the right to reject any handwritten or typed modification to this Agreement (including any Service Schedule or Service Order) which is not mutually agreed to in writing. This Agreement is intended solely for SAVVIS (including its Affiliates providing Service hereunder) and Customer and does not provide any third party (including End Users) with any remedy, liability, claim, cause of action or other right or privilege. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then this MSA, then the SSG, and then the Service Order with the latest date. Except for AUP modifications or as otherwise set forth herein, all amendments to this Agreement shall be in writing and signed by the parties’ authorized representatives. This Agreement, together with (a) all applicable Service Schedules and SSGs, and (b) any accepted Service Orders, constitutes the entire agreement of the parties with respect to the Services or rights and obligations relating to the Services and supersedes any other prior or simultaneous agreement or understandings, whether oral or written, related to the subject matter hereof. SAVVIS may act in reliance upon any instruction or signature reasonably believed by SAVVIS to be genuine. Customer agrees that any employee of Customer who gives any written notice, Service Order or other instruction in connection with this Agreement has the authority to do so. Each party will comply with all laws applicable to such party.

19.      Gramm-Leach-Billey Financial Services Act. SAVVIS hereby acknowledges that Customer and/or its End Users may be subject to the privacy regulations under Title V of the Gramm-Leach-Billey Financial Services Act, 15 U.S.C. § 6801 et seq. SAVVIS agrees that it shall not disclose or use any Customer’s Confidential Information except to the extent necessary to carry out its obligations under this Agreement. The parties agree that SAVVIS is not a data collector or processor nor is SAVVIS retaining personal information or personal identifiable information according to any applicable acts, laws, statutes or regulations.

20.      Security Breach. In the event of any actual or suspected security breach SAVVIS either suffers or learns of that either compromises or could compromise Customer or its customer’s Confidential Information (e.g., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of equipment, loss/theft of printed materials, etc.) (collectively, a “Security Breach”), SAVVIS will immediately notify Customer of such Security Breach and will immediately coordinate with Customer to investigate and remedy the Security Breach, as reasonably directed by Customer. Except as may be required by applicable law, SAVVIS agrees that it will not inform any third party of any such Security Breach without Customer’s prior written consent; however, if such disclosure is required by applicable law, SAVVIS will use commercially reasonable efforts to obtain Customer’s approval, which will not be unreasonably withheld, regarding the content of such disclosure so as to minimize any potential adverse impact upon Customer and its clients and customers.

21.      Definitions.

“Affiliate(s)” means any entity that controls, is controlled by or is under common control with a party.

“AUP” means SAVVIS’ Acceptable Use Policy located on its website at http://www.savvis.net/customer/aup.html.

“Confidential Information” means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing or sales plans that is disclosed to, and received by, the other party pursuant to this Agreement. Confidential Information includes, but is not limited to, the terms and pricing of this Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of this Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, (iii) is already known or is independently developed by the receiving party without use of the Confidential Information, or (iv) is disclosed by a party without an obligation of confidentiality.

SAVVIS MASTER SERVICES AGREEMENT

“Customer Data” means the data and applications that are owned by the Customer or its customers and reside on the Customer’s systems or equipment.

“End Users” means Customer’s members, end-users, customers or any other third parties who utilize or access the Services or the SAVVIS network via the Services provided hereunder.

“Force Majeure Event” means an unforeseeable event beyond a party’s reasonable control, including but not limited to, acts of war, acts of God; earthquake; flood; embargo; riot; sabotage; labor shortage or dispute; changes in government codes, ordinances, laws, rules, regulations or restrictions; failure of the internet; terrorist acts; failure of data, products or services controlled by any third party, including the providers of communications or network services; utility power failure; material shortages or unavailability or other delay in delivery not resulting from the responsible party’s failure to timely place orders therefor, or lack of or delay in transportation.

“SAVVIS Service Guide” (or “SSG”) means the detailed product-specific Service guide as defined in the Service Schedule.

“Service” means the service provided by SAVVIS and/or its Affiliates and subcontractors as set forth on the Service Order.

“Service Order” means a service order request submitted on a form issued by SAVVIS and signed by Customer.

“Service Schedule” means those service descriptions providing the terms pursuant to which SAVVIS shall provide and Customer shall purchase the Services described therein.

“Taxes” means any applicable foreign, federal, state, or local taxes and charges assessed in connection with the Service, including without limitation, all governmental excise, use, sales, value-added and occupational taxes and other fees, or other similar surcharges and levies, but excluding any taxes based on SAVVIS’ net income.

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